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                          T. ROWE PRICE SPECTRUM FUND, INC.

                                ARTICLES SUPPLEMENTARY


                    T. Rowe Price Spectrum Fund, Inc., a Maryland corporation, having its principal office in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

                    FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article Fifth of the Charter of the Corporation, the Board of Directors has duly classified a number of shares of its unissued common stock (determined in accordance with the SECOND paragraph below) into a new series of common stock to be designated the Spectrum International Fund.

                    SECOND:     After  giving   effect  to   the  foregoing
          classification, the Board of Directors has heretofore duly divided and classified an aggregate of 1,000,000,000 shares of the unissued Common Stock of the Corporation into the following series on the dates indicated in the parentheses following the names of the respective series: Spectrum Growth Fund (October
          16, 1987), Spectrum Income Fund (October 16, 1987), Spectrum Balanced Fund (July 7, 1993), and Spectrum International Fund (November 12, 1996). Each such series shall consist, until further changed, of the lesser of (x) 1,000,000,000 shares or (y) the number of shares that could be issued by issuing all of the shares of any series currently or hereafter classified less the total number of shares then issued and outstanding in all of such series. All shares of each series have the powers, preferences, other special rights, qualifications, restrictions, and limitations set forth in the Charter. The Board of Directors also has provided for the issuance of the shares of each such series.

                    THIRD: The stock has been classified by the Board of Directors under authority contained in the Charter.

                    FOURTH: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940.

                    FIFTH:   The aggregate authorized capital stock and par
          value thereof has not been changed by this amendment.
















































































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                    IN WITNESS WHEREOF,  T. Rowe Price Spectrum  Fund, Inc.
          has caused these Articles to be signed in its name and on its behalf by its Vice President and witnessed by its Assistant Secretary on November 12, 1996.

          ATTEST:                           T.  ROWE  PRICE  SPECTRUM FUND,
          INC.


          /s/Patricia S. Butcher            By:/s/Henry H. Hopkins
          Patricia S. Butcher                  Henry H. Hopkins
          Assistant Secretary                  Vice President



                    THE UNDERSIGNED, Vice President of T. Rowe Price Spectrum Fund, Inc., who executed on behalf of the Corporation Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.




                                            /s/Henry H. Hopkins
                                            Henry H. Hopkins
                                            Vice President